PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(5)
---------------------                                 Registration No. 333-49472
(To Prospectus dated November 19, 2002)


                                2,100,000 SHARES


                            MDU RESOURCES GROUP, INC.
                                  COMMON STOCK

                                ----------------

     MDU Resources is offering 2,100,000 shares of its common stock. The common stock of MDU Resources is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "MDU." The last reported sale price of the common stock on the New York Stock Exchange on November 19, 2002 was $24.20 per share.

                                ----------------



                                                  PER SHARE       TOTAL
                                                  ---------       -----

Public offering price..........................   $24.00          $50,400,000
Underwriting discounts and commissions.........   $ 0.72          $ 1,512,000
Proceeds, before expenses, to MDU Resources....   $23.28          $48,888,000


                                ----------------

     The underwriter may also purchase up to an additional 300,000 shares of common stock, at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriter expects to deliver the shares of common stock against payment in New York, New York on November 25, 2002.

                         Banc of America Securities LLC

          The date of this prospectus supplement is November 19, 2002.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              PROSPECTUS SUPPLEMENT

About this Prospectus Supplement............................................S-3
Summary.....................................................................S-4
Use of Proceeds.............................................................S-8
Common Stock Dividends and Price Range......................................S-9
Underwriting...............................................................S-10
Experts....................................................................S-13
Legal Matters..............................................................S-13


                                   PROSPECTUS

Forward-Looking Statements....................................................3
Where You Can Find More Information About Mdu Resources.......................3
Mdu Resources Group, Inc......................................................5
Use of Proceeds...............................................................6
Description of Common Stock...................................................6
Plan of Distribution.........................................................13
Experts......................................................................14
Legal Opinions...............................................................14

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. Neither MDU Resources nor the underwriter has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither MDU Resources nor the underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or that the information incorporated by reference in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference which are described under WHERE YOU CAN FIND MORE INFORMATION ABOUT MDU RESOURCES in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

     This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included in the documents incorporated by reference which are described under WHERE YOU CAN FIND MORE INFORMATION ABOUT MDU RESOURCES in the accompanying prospectus.

                                     SUMMARY

     This summary highlights certain information appearing elsewhere in this document. This summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein by reference before purchasing the common stock.

                            MDU RESOURCES GROUP, INC.

     MDU Resources is a diversified natural resource company which was incorporated under the laws of the State of Delaware in 1924. Its principal executive offices are at the Schuchart Building, 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, telephone (701) 222-7900.

     Montana-Dakota Utilities Co., a public utility division of MDU Resources, through the electric and natural gas distribution segments, generates, transmits and distributes electricity and distributes natural gas in the northern Great Plains. Great Plains Natural Gas Co., another public utility division of MDU Resources, distributes natural gas in southeastern North Dakota and western Minnesota. These operations also supply related value-added products and services.

     MDU Resources, through its wholly owned subsidiary, Centennial Energy Holdings, Inc., owns WBI Holdings, Inc., Knife River Corporation, Utility Services, Inc. and Centennial Holdings Capital Corp.

     WBI Holdings is comprised of the pipeline and energy services and the natural gas and oil production segments. The pipeline and energy services segment provides natural gas transportation, underground storage and gathering services through regulated and nonregulated pipeline systems primarily in the Rocky Mountain and northern Great Plains regions of the United States and provides energy-related marketing and management services, as well as cable and pipeline locating services. The natural gas and oil production segment is engaged in natural gas and oil acquisition, exploration and production activities primarily in the Rocky Mountain region of the United States and in the Gulf of Mexico.

     Knife River mines aggregates and markets crushed stone, sand, gravel and other related construction materials, including ready-mixed concrete, cement and asphalt, as well as value-added products and services in the north central and western United States, including Alaska and Hawaii.

     Utility Services is a diversified infrastructure company specializing in engineering, design and build capability for electric, gas and telecommunication utility construction, as well as industrial and commercial electrical, exterior lighting and traffic signalization throughout most of the United States. Utility Services also provides related specialty equipment manufacturing, sales and rental services.

     Centennial Capital invests in new growth and synergistic opportunities, including independent power production, which are not directly being pursued by the existing business units but which are consistent with MDU Resources' philosophy and growth strategy. These activities are reflected in the pipeline and energy services segment.

     MDU Resources, through its wholly owned subsidiary, MDU Resources International, Inc., invests in projects outside the United States which are consistent with the MDU Resources' philosophy, growth strategy and areas of expertise. These activities are reflected in the pipeline and energy services segment.

                               RECENT DEVELOPMENTS

Brazilian Electric Generation Operations

     MDU Resources continues its efforts to complete financing for a 200-megawatt natural gas-fired electric generation project in Brazil. Earnings for the 2002 third quarter included a $4.0 million gain from MDU Resources' 49% owned Brazilian operations. The gain was largely attributable to foreign currency gains on Brazilian real-denominated obligations. While the matter has not been finally resolved, MDU Resources' management has initially determined the functional currency for the project to be the U.S. dollar. MDU Resources' determination is based on the fact that the contract revenues for the project are largely indexed to the U.S. dollar. In addition, the majority of expected operation and maintenance expenses as well as actual equipment purchases are in U.S. dollars. If, however, the Brazilian real is ultimately deemed to be the functional currency, rather than recording a $4.0 million gain, MDU Resources would be required to restate earnings for the three months ended September 30, 2002 to reflect a net loss from Brazilian operations for the third quarter of approximately $7.5 million, largely from foreign currency losses related to U.S. dollar-denominated obligations. This change from a gain to a loss on the equity method investment would result in earnings and earnings per common share, diluted, for the three months ended September 30, 2002 of $42.2 million and $.59, respectively and for the nine months ended September 30, 2002 of $90.4 million and $1.28, respectively. As of the date of this prospectus supplement, this matter has not been finally resolved and is expected to be resolved in the fourth quarter.

Domestic Independent Power Projects

     On November 1, 2002, MDU Resources' independent power production group purchased 213 megawatts of natural gas-fired electric generating facilities located in Brush, Colorado. Ninety-five percent of the facilities' output is sold to a non-affiliated utility under long-term power purchase contracts.

     MDU Resources' plans to construct a 113-megawatt coal-fired electric generation station in Montana are pending. MDU Resources purchased plant equipment and obtained all permits necessary to begin construction. NorthWestern Energy terminated the power purchase agreement for the energy from this plant; however, MDU Resources is pursuing other markets for the energy and is studying its options regarding this project. MDU Resources has suspended construction activities except for those items of a critical nature. At September 30, 2002, MDU Resources' investment in this project was approximately $22.4 million.

                        SUMMARY HISTORICAL FINANCIAL DATA

     The following information, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference in the accompanying prospectus. In the opinion of MDU Resources, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the nine months ended September 30, 2002 and 2001 have been made. The income statement data for the nine months ended September 30, 2002 and September 30, 2001, respectively, are not necessarily indicative of the results for the entire year



                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                     YEAR ENDED DECEMBER 31
                                                -------------                     ----------------------
                                            2002(a)          2001          2001            2000           1999
                                            -------          ----          ----            ----           ----
                                                 (UNAUDITED)
                                                                   (MILLIONS OF DOLLARS)
CONSOLIDATED INCOME STATEMENT DATA:
Operating revenues...................    $1,474.6       $1,739.3       $2,223.6         $1,873.7       $1,279.8
Operating income.....................      $187.2         $227.1         $273.3           $217.0         $159.8

Net income...........................      $102.5         $126.9         $155.8           $111.0          $84.1
Earnings on Common Stock.............      $101.9         $126.3         $155.1           $110.3          $83.3


(a)      Includes the one-time effect of a compromise agreement resulting in a  $27.4 million
         ($16.6 million after-tax) nonrecurring gain realized in the first quarter of 2002.



                                   THE OFFERING


Common stock offered................    2,100,000(1)

Common stock to be outstanding
after the offering..................    73,772,530(1)

Use of Proceeds.....................    The net proceeds from the offering will
                                        be approximately $48.7 million, after
                                        deducting underwriting discounts and
                                        commissions and offering expenses.
                                        Approximately $35 million of the net
                                        proceeds will be used to repay
                                        commercial paper indebtedness issued by
                                        a subsidiary of MDU Resources to finance a portion of the acquisition on November
                                        1, 2002, of 213 megawatts of natural
                                        gas-fired electric generating
                                        facilities. The remainder of the net
                                        proceeds of the sale of these shares
                                        will be added to the general funds of
                                        MDU Resources and may be used for the
                                        refunding of outstanding debt
                                        obligations, for corporate development
                                        purposes (including the acquisition of
                                        other businesses and/or business
                                        assets), and for other general corporate purposes.

New York Stock Exchange and
Pacific Exchange symbol.............    MDU

     The number of shares of common stock offered and to be outstanding immediately after the offering does not include:

     o 300,000 shares of common stock that the underwriter has an option to purchase from us within 30 days of the date of this prospectus supplement; and

     o 3,243,945 shares of common stock issuable upon the exercise of outstanding stock options, as of November 14, 2002, with a weighted average exercise price of $27.87 per share.

---------------
(1) All shares of common stock include the appurtenant preference share purchase rights thereto as described more fully in the accompanying prospectus under the caption DESCRIPTION OF COMMON STOCK.

                                 USE OF PROCEEDS

     The net proceeds from the offering will be approximately $48.7 million, after deducting underwriting discounts and commissions and offering expenses payable by MDU Resources. Of the net proceeds, approximately $35 million will be used to discharge commercial paper indebtedness issued by a subsidiary of MDU Resources, maturing in varying amounts either weekly or monthly at varying interest rates presently ranging from 1.45% to 1.90%. The commercial paper indebtedness was incurred to finance a portion of the acquisition on November 1, 2002, by Brush Power LLC, an indirect subsidiary of MDU Resources, of 213 megawatts of natural gas-fired electric generating facilities located in Brush, Colorado. The balance of the purchase price came from long-term debt issued by a subsidiary of MDU Resources. The remainder of the net proceeds of the sale of these shares will be added to the general funds of MDU Resources and may be used for the refunding of outstanding debt obligations, for corporate development purposes (including the acquisition of other businesses and/or business assets), and for other general corporate purposes.

                     COMMON STOCK DIVIDENDS AND PRICE RANGE

     The following table sets forth the high and low sales prices per share of the common stock reported by The Wall Street Journal composite tape and the dividends declared for the indicated periods.

                                              PRICE RANGE
                                                                                      DIVIDENDS
                                              HIGH              LOW                  PER SHARE
                                              ----              ---                  ---------

Fiscal Year Ended December 31, 2000:
First Quarter                                 $21.44            $17.63                  $  0.21
Second Quarter                                 23.25             20.38                     0.21
Third Quarter                                  30.06             21.56                     0.22
Fourth Quarter                                 33.00             27.44                     0.22
                                                                                        --------
                                                                                        $  0.86
Fiscal Year Ended December 31, 2001:
First Quarter                                $35.76             $27.38                  $  0.22
Second Quarter                                40.37              31.38                     0.22
Third Quarter                                 32.90              22.38                     0.23
Fourth Quarter                                28.30              23.00                     0.23
                                                                                        --------
                                                                                        $  0.90
Fiscal Year Ending December 31, 2002:
First Quarter                                $31.09             $27.25                  $  0.23
Second Quarter                                33.45              25.75                     0.23
Third Quarter                                 27.40              18.00                     0.24
(through November 19, 2002)                   25.65              20.91



     The last reported sale price for the common stock on the NYSE on November 19, 2002 was $24.20 per share. As of September 30, 2002, the Company's common stock was held by approximately 14,400 stockholders of record.

     The next quarterly dividend is expected to be paid on January 1, 2003 to stockholders of record on December 12, 2002.

                                  UNDERWRITING

     MDU Resources is offering the shares of its common stock described in the accompanying prospectus through Banc of America Securities LLC, as underwriter. MDU Resources has entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, MDU Resources has agreed to sell to the underwriter, and the underwriter has agreed to purchase from MDU Resources, 2,100,000 shares of common stock.

     The underwriter initially will offer the shares to the public at the price specified on the cover page of this prospectus supplement. The underwriter may allow to some dealers a concession of not more than $0.40 per share. The underwriter also may allow, and any dealers may reallow, a concession of not more than $0.10 per share to some other dealers. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

     o    receipt and acceptance of the common stock by the underwriter; and

     o    the underwriter's right to reject orders in whole or in part.

     The underwriter has an option to buy up to 300,000 additional shares of common stock from MDU Resources to cover sales of shares of the common stock by the underwriter made in connection with this offering which exceed the number of shares specified in the table above. The underwriter has 30 days from the date of this prospectus to exercise this option.

     The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriter and proceeds before expenses to MDU Resources, assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

                                                              PER SHARE      NO EXERCISE           FULL EXERCISE
                                                              ---------      -----------           -------------
Public offering price.....................................    $24.00         $50,400,000.00        $57,600,000.00
Underwriting discounts and commissions....................    $ 0.72         $ 1,512,000.00        $ 1,728,000.00
Proceeds, before expenses, to MDU Resources...............    $23.28         $48,888,000.00        $55,872,000.00


     MDU Resources estimates that the expenses of this offering payable by MDU Resources, not including underwriting discounts and commissions, will be $192,500.

     MDU Resources has agreed that, for a period of 45 days from the date of this prospectus supplement, it will not, without the prior written consent of the underwriter:

     (1) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of common stock or any securities convertible into or exercisable or exchangeable for common stock or file any registration statement under the Securities Act of 1933 Act with respect to any of the foregoing or

     (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock,

whether any such swap or transaction described in (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except with respect to MDU Resources for:

     (A)  the shares of common stock to be sold in this offering,

     (B) any shares of common stock issued or options to purchase common stock granted pursuant to existing benefit plans of MDU Resources described or incorporated by reference in this prospectus supplement or the accompanying prospectus,

     (C) any shares of common stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan or

     (D) any shares of common stock issued in connection with mergers or acquisitions completed in the ordinary course of business by MDU Resources or its subsidiaries, which shares may not be resold in a public offering prior to the expiration of the aforementioned 45-day period.

     None of the officers and directors of MDU Resources have entered into any similar lock-up agreement and may sell their shares of common stock at any time.

     MDU Resources will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933. If MDU Resources is unable to provide this indemnification, MDU Resources will contribute to payments the underwriter may be required to make in respect of those liabilities.

     In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of the common stock, including:

     o    stabilizing transactions;

     o    short sales;

     o    syndicate covering transactions;

     o    imposition of penalty bids; and

     o    purchases to cover positions created by short sales.

     Stabilizing transactions involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriter's over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

     The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the over-allotment option.

     A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter create a naked short position, they will purchase shares in the open market to cover the position.

     The underwriter may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the underwriter purchases common stock in the open market in stabilizing transactions or to cover short sales, the underwriter can require the selling group members that sold those shares as part of this offering to repay the concession received by them.

     As a result of these activities, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange and the Pacific Exchange, in the over-the-counter-market or otherwise.

     The underwriter does not expect sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by this prospectus supplement.

     The underwriter and its affiliates have from time to time provided investment banking, financial advisory and lending services to MDU Resources and its affiliates in the ordinary course of business for which they have received customary fees, and they may continue to do so. In addition, affiliates of the underwriter are lenders under credit facilities with MDU Resources and its subsidiaries.

                                     EXPERTS

     MDU Resources' audited consolidated financial statements, which are incorporated in the accompanying prospectus by reference to MDU Resources' Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated therein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing in giving said report.

     Arthur Andersen's consent to the incorporation by reference of said report into the registration statement, of which the accompanying prospectus is a part, is dated March 2, 2002 and is filed as an exhibit to MDU Resources' Annual Report on Form 10-K. Since that time, Arthur Andersen has been indicted and convicted on federal charges of obstruction of justice arising from the federal government's investigation of Enron Corp. In August 2002, Arthur Andersen ceased performing auditing services worldwide. These events may materially and adversely affect the ability of Arthur Andersen to satisfy all of their existing and future obligations, including claims under the federal securities laws. Accordingly, the purchasers of common stock in this offering may be limited in their ability to recover damages from Arthur Andersen for any claims that may arise out of Arthur Andersen's audit of MDU Resources' financial statements.

     In addition to the existing registration statement mentioned above, MDU Resources recently filed a new registration statement pursuant to Rule 462(b) under the Securities Act of 1933 to register additional shares of common stock to be sold as a part of this offering. MDU Resources was unable to obtain the consent of Arthur Andersen to the incorporation by reference of their report on said audited financial statements into the new registration statement. As a result of Arthur Andersen not having provided such consent, the purchasers of common stock in this offering may be further limited in their ability to seek remedies against Arthur Andersen with respect to their report, particularly those remedies arising under Section 11 of the Securities Act of 1933.

                                  LEGAL MATTERS

     The validity of the shares will be passed upon for MDU Resources by Lester
H. Loble, II, Esq., General Counsel for MDU Resources, and also by Thelen Reid & Priest LLP, New York, New York. Certain legal matters relating to the shares will be passed upon for the underwriter by Shearman & Sterling, New York, New York.

PROSPECTUS


                                4,500,000 SHARES
                            MDU RESOURCES GROUP, INC.
                                  COMMON STOCK

     MDU Resources Group, Inc. may issue and sell from time to time authorized but unissued shares of its common stock, together with attached preference share purchase rights (collectively, common stock).

     MDU Resources will provide specific information regarding its common stock, including the number of shares of its common stock to be sold and the offering price, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. The names of any underwriters or agents will be stated in an accompanying prospectus supplement. You should read this prospectus and any supplements carefully before you invest.

     MDU Resources' common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "MDU." Any common stock sold pursuant to this offering will be listed on the New York Stock Exchange and the Pacific Exchange.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The principal executive offices of MDU Resources are located at MDU Resources Group, Inc., Schuchart Building, 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, and its telephone number is (701) 222-7900.

     MDU Resources may offer the common stock directly or through agents, underwriters or dealers. If an agent of MDU Resources or any underwriter is involved in the sale of any common stock in respect of which this prospectus is being delivered, the names of those agents or underwriters, any applicable discounts, commissions or allowances and a description of any indemnification arrangements will be set forth in a prospectus supplement. The "Plan of Distribution" section on page 10 of this prospectus provides more information on the topic.

                The date of this Prospectus is November 19, 2002.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
FORWARD-LOOKING STATEMENTS....................................................3
WHERE YOU CAN FIND MORE INFORMATION ABOUT MDU RESOURCES.......................3
MDU RESOURCES GROUP, INC. ....................................................5
USE OF PROCEEDS...............................................................6
DESCRIPTION OF COMMON STOCK...................................................6
PLAN OF DISTRIBUTION.........................................................13
EXPERTS......................................................................14
LEGAL OPINIONS...............................................................14

                           FORWARD-LOOKING STATEMENTS

     This document and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are all statements other than statements of historical fact, including without limitation those statements that are identified by the words anticipates, estimates, expects, intends, plans and predicts. These statements are based on assumptions that MDU Resources believes are reasonable, but are subject to a wide range of factors and circumstances that may materially affect anticipated revenues, costs and future performance. These include, for example, changes in natural gas and oil commodity prices, drilling successes in natural gas and oil operations, prevailing governmental policies and regulatory actions, political and economic conditions, the effects of competition, changes in currency rates in foreign countries where MDU Resources does business, the level of governmental expenditures on public projects, changes in and compliance with environmental and safety laws and policies, weather conditions, unanticipated changes in operating expenses or capital expenditures, changes in credit ratings or capital market conditions and the ability effectively to integrate the operations of acquired companies. No assurance can be given by MDU Resources that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. For a discussion of other factors that may affect forward-looking statements contained herein or in the incorporated documents, see MDU Resources' latest Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q.

             WHERE YOU CAN FIND MORE INFORMATION ABOUT MDU RESOURCES

     MDU Resources files annual, quarterly and other reports and other information with the Securities and Exchange Commission. You can read and copy any information filed by MDU Resources with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     In addition, the Securities and Exchange Commission maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including MDU Resources.

     The Securities and Exchange Commission allows MDU Resources to "incorporate by reference" the information that MDU Resources files with the Securities and Exchange Commission which means that MDU Resources may disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus. MDU Resources is incorporating by reference the documents listed below and any future filings MDU Resources makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than any information furnished pursuant to Item 9 of Form 8-K) until MDU Resources terminates this offering. Any of those future filings will update, supersede and replace the information contained in any documents incorporated by reference in this prospectus at the time of the future filings.

     1. MDU Resources' Annual Report on Form 10-K for the year ended December 31, 2001 (including portions of the Annual Report to Stockholders);

     2. MDU Resources' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

     3. MDU Resources' Registration Statement on Form 8-A dated November 12, 1998 and Amendment No. 1 thereto, dated March 23, 2000; and

     4. MDU Resources' Current Reports on Form 8-K, dated January 24, 2002, February 14, 2002, March 25, 2002, April 23, 2002, July 24, 2002,
          October 22, 2002, November 1, 2002 and November 18, 2002.

     You may request a copy of these documents, at no cost to you, by writing or calling Office of the Treasurer, MDU Resources Group, Inc., Schuchart Building, 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, telephone (701) 222-7900.

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. MDU Resources has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. MDU Resources is not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

     The consolidated financial statements of MDU Resources for the year ended December 31, 2001, incorporated herein by reference were audited by Arthur Andersen LLP. Upon the recommendations of the audit committee, the MDU Resources Board of Directors, in February 2002, approved the dismissal of Arthur Andersen LLP as MDU Resources' independent public accountants following the 2001 audit and, in March 2002, approved the selection of Deloitte & Touche LLP as independent public accountants for the 2002 fiscal year. Deloitte & Touche LLP is not performing a re-audit of the consolidated financial statements of MDU Resources as of and for the years ended December 31, 2001 and December 31, 2000.

                            MDU RESOURCES GROUP, INC.

     MDU Resources is a diversified natural resource company which was incorporated under the laws of the State of Delaware in 1924. Its principal executive offices are at the Schuchart Building, 918 East Divide Avenue, P.O. Box 5650, Bismarck, North Dakota 58506-5650, telephone (701) 222-7900.

     Montana-Dakota Utilities Co., a public utility division of MDU Resources, through the electric and natural gas distribution segments, generates, transmits and distributes electricity and distributes natural gas in the northern Great Plains. Great Plains Natural Gas Co., another public utility division of MDU Resources, distributes natural gas in southeastern North Dakota and western Minnesota. These operations also supply related value-added products and services.

     MDU Resources, through its wholly owned subsidiary, Centennial Energy Holdings, Inc., owns WBI Holdings, Inc., Knife River Corporation, Utility Services, Inc. and Centennial Holdings Capital Corp.

     WBI Holdings is comprised of the pipeline and energy services and the natural gas and oil production segments. The pipeline and energy services segment provides natural gas transportation, underground storage and gathering services through regulated and nonregulated pipeline systems primarily in the Rocky Mountain and northern Great Plains regions of the United States and provides energy-related marketing and management services, as well as cable and pipeline locating services. The natural gas and oil production segment is engaged in natural gas and oil acquisition, exploration and production activities primarily in the Rocky Mountain region of the United States and in the Gulf of Mexico.

     Knife River mines aggregates and markets crushed stone, sand, gravel and other related construction materials, including ready-mixed concrete, cement and asphalt, as well as value-added products and services in the north central and western United States, including Alaska and Hawaii.

     Utility Services is a diversified infrastructure company specializing in engineering, design and build capability for electric, gas and telecommunication utility construction, as well as industrial and commercial electrical, exterior lighting and traffic signalization throughout most of the United States. Utility Services also provides related specialty equipment manufacturing, sales and rental services.

     Centennial Capital invests in new growth and synergistic opportunities, including independent power production, which are not directly being pursued by the existing business units but which are consistent with MDU Resources' philosophy and growth strategy. These activities are reflected in the pipeline and energy services segment.

     MDU Resources, through its wholly owned subsidiary, MDU Resources International, Inc., invests in projects outside the United States which are consistent with the MDU Resources' philosophy, growth strategy and areas of expertise. These activities are reflected in the pipeline and energy services segment.

                                 USE OF PROCEEDS

     Except as may otherwise be set forth in the prospectus supplement, the net proceeds from the sale of the common stock may be used for the refunding of outstanding debt obligations, for corporate development purposes (including the potential acquisition of businesses and/or business assets), and for other general business purposes.

                           DESCRIPTION OF COMMON STOCK

COMMON STOCK - GENERAL

     The following is a description of MDU Resources' common stock. This description is not complete, and MDU Resources qualifies this description by referring to its restated certificate of incorporation, amended bylaws, indenture of mortgage, all of which MDU Resources incorporates herein by reference, and the laws of the state of Delaware. MDU Resources also refers to the rights agreement, dated as of November 12, 1998, between MDU Resources and Wells Fargo Bank Minnesota, N.A., as rights agent, that MDU Resources incorporates herein by reference.

     MDU Resources' restated certificate of incorporation authorizes it to issue 252,000,000 shares of stock, divided into four classes:

     o    500,000 shares of preferred stock, $100 par value;

     o    1,000,000 shares of preferred stock A, without par value;

     o    500,000 shares of preference stock, without par value; and

     o    250,000,000 shares of common stock, $1.00 par value.

DIVIDEND RIGHTS

     Under its restated certificate of incorporation, MDU Resources may declare and pay dividends on its common stock, out of its surplus or net profits, only if it has paid or provided for full cumulative dividends on all outstanding shares of its preferred and preference stock. As of November 19, 2002, MDU Resources has no preference stock outstanding.

     In addition to these provisions, MDU Resources' first mortgage bond indenture includes a covenant generally to the effect that MDU Resources may declare and pay dividends in cash or property on its common stock only either
(1) out of its "surplus" or (2) in case there is no "surplus," out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. For purposes of this test, "surplus" means the excess of MDU Resources' net assets over its "capital"; and "capital" means that part of the consideration received by MDU Resources for any of its shares of common stock which has been determined to be "capital."

VOTING RIGHTS

     MDU Resources' common stock has one vote per share. The holders of MDU Resources' common stock are entitled to vote on all matters to be voted on by stockholders. The holders of MDU Resources' common stock do not have cumulative voting rights.

     The holders of the preferred stock, preferred stock A and preference stock do not have the right to vote, except as MDU Resources' board of directors establishes or as provided in MDU Resources' restated certificate of incorporation or bylaws or as determined by state law.

     The restated certificate of incorporation gives the holders of the preferred stock and the preferred stock A, or the preference stock, the right to vote if dividends are unpaid, in whole or in part, on their shares for one year. The holders have one vote per share until MDU Resources pays the dividend arrearage, declares dividends for the current dividend period and sets aside the funds to pay the current dividends. In addition, the holders of certain series of the preferred stock and preferred stock A, and/or the holders of the preference stock, must approve certain amendments to the restated certificate of incorporation.

LIQUIDATION RIGHTS

     If MDU Resources should liquidate, the holders of the preferred stock, preferred stock A and the preference stock have the right to receive certain amounts, as set forth in its restated certificate of incorporation, before MDU Resources can make any payments to the holders of its common stock. After the preferred and preference stock payments are made, the holders of MDU Resources' common stock are entitled to share in all its remaining assets available for distribution to stockholders.

OTHER RIGHTS

     MDU Resources' common stock is not liable to further calls or assessment. The holders of MDU Resources' common stock have no preemptive rights. MDU Resources' common stock cannot be redeemed, and it does not have any conversion rights or sinking fund provisions.

EFFECTS ON MDU RESOURCES' COMMON STOCK IF IT ISSUES PREFERRED OR PREFERENCE
STOCK

     MDU Resources' board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock, 1,000,000 shares of preferred stock A and 500,000 shares of preference stock, each in one or more series. The board of directors has the authority to determine the terms of each series of any preferred or preference stock, within the limits of the restated certificate of incorporation and the laws of the state of Delaware. These terms include the number of shares in a series, dividend rights, liquidation preferences, terms of redemption, conversion rights and voting rights.

     If MDU Resources issues any preferred or preference stock, it may negatively affect the holders of its common stock. These possible negative effects include diluting the voting power of shares of its common stock and affecting the market price of its common stock. In addition, the ability of its board of directors to issue preferred or preference stock may delay or prevent a change in control of MDU Resources.

     There are 164,000 shares of preferred stock currently outstanding, and MDU Resources has reserved 125,000 shares of Series B preference stock for issuance in connection with its rights plan.

PROVISIONS OF MDU RESOURCES' RESTATED CERTIFICATE OF INCORPORATION AND ITS BYLAWS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL

     MDU Resources' restated certificate of incorporation and bylaws contain certain provisions which will make it difficult to obtain control of MDU Resources if the board of directors does not approve the transaction. The provisions include the following:

     PROVISIONS RELATING TO MDU RESOURCES' BOARD OF DIRECTORS

       CLASSIFIED BOARD

     MDU Resources has divided the members of its board of directors into three classes as nearly equal in number as may be. Directors in each class are elected for a three-year term.

     This classification of the board of directors may prevent stockholders from changing the membership of the entire board of directors in a relatively short period of time. At least two annual meetings, instead of one, generally will be required to change the majority of directors. The classified board provisions could have the effect of prolonging the time required for a stockholder with significant voting power to gain majority representation on the board of directors. Where majority or supermajority board of directors approval is necessary for a transaction, such as an interested stockholder business combination, the inability immediately to gain majority representation on the board of directors could discourage takeovers and tender offers.

       NUMBER OF DIRECTORS, VACANCIES, REMOVAL OF DIRECTORS

     The restated certificate of incorporation provides that the board of directors will have at least six and at most 15 directors. Two-thirds of the continuing directors decide the exact number of directors at a given time. The board fills any new directorships it creates and any vacancies.

     Directors may be removed only for cause and then only by a majority of the shares entitled to vote.

MEETINGS OF STOCKHOLDERS

       NO CUMULATIVE VOTING

     The restated certificate of incorporation does not provide for cumulative voting.

       ADVANCE NOTICE PROVISIONS

     The bylaws require that for a stockholder to nominate a director or bring other business before an annual meeting, the stockholder must give notice not less than 120 days prior to the date corresponding to the date on which MDU

Resources first mailed its proxy materials for the prior year's annual meeting.

     The restated certificate of incorporation prevents stockholders from calling a special meeting. In addition, the restated certificate of incorporation provides that stockholder action may be taken only at a stockholders' meeting.

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

     The restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote in order to amend certain provisions, including provisions relating to the board of directors, unless two-thirds of the continuing directors approve such amendment.

PROVISIONS RELATING TO THE AUTHORIZATION OF CERTAIN BUSINESS COMBINATIONS

     The restated certificate of incorporation requires the affirmative vote of 80% of the common stock entitled to vote for directors in order to authorize certain business combinations. Any business combination must also meet certain fair price and procedural requirements. However, if two-thirds of the continuing directors approve the business combination, then the vote of 80% of the common stock and the fair price provisions will not be required.

     There is also a provision permitting the board of directors to consider certain specified factors in determining whether or not to approve certain business combinations.

PROVISIONS OF DELAWARE LAW THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL

     MDU Resources is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Subject to certain exceptions, this law prohibits it from engaging in certain business combinations with a person who owns 15% or more of its outstanding voting stock for a three-year period after the person acquires the stock. This prohibition does not apply if its board of directors approved of the business combination or the acquisition of its stock before the person acquired 15% of the stock. A business combination includes mergers, consolidations, stock sales, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

TRANSFER AGENT; REGISTRAR

     The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota, N.A., South Saint Paul, Minnesota.

RIGHTS - GENERAL

     On November 12, 1998, the board of directors declared a dividend of one preference share purchase right for each outstanding share of common stock, par value $1.00 per share. The dividend was paid on December 1, 1998 to the stockholders of record on that date.

     MDU Resources' board of directors has adopted a rights agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of its outstanding common stock without the approval of the board of directors. The rights agreement should not interfere with any merger or other business combination approved by its board of directors.

     For those interested in the specific terms of the rights agreement between MDU Resources and Wells Fargo Bank Minnesota, N.A., as the rights agent, dated as of November 12, 1998, MDU Resources provides the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire rights agreement, a copy of which is available free of charge from MDU Resources.

     THE RIGHTS. MDU Resources' board of directors authorized the issuance of a preference share purchase right with respect to each issued and outstanding share of common stock on December 1, 1998. The preference share purchase rights will initially trade with, and will be inseparable from, the common stock. The preference share purchase rights are evidenced only by certificates that represent shares of common stock. New preference share purchase rights will accompany any new shares of common stock MDU Resources issues after December 1, 1998 until the distribution date described below.

     EXERCISE PRICE. Each preference share purchase right will allow its holder to purchase from MDU Resources one one-thousandth of a share of Series B preference stock for $125, once the preference share purchase rights become exercisable. This portion of a share of Series B preference stock will give the stockholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the preference share purchase right does not give its holder any dividend, voting, or liquidation rights.

     EXERCISABILITY. The preference share purchase rights will not be exercisable until

     o 10 days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of MDU Resources' outstanding common stock, or, if earlier,

     o 10 business days (or a later date determined by MDU Resources' board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer which, if consummated, would result in that person or group becoming an acquiring person.

     MDU Resources refers to the date when the preference share purchase rights become exercisable as the "distribution date." Until that date, the common stock certificates will also evidence the preference share purchase rights, and any transfer of shares of common stock will constitute a transfer of preference share purchase rights. After that date, the preference share purchase rights will separate from the common stock and be evidenced by book-entry credits or by preference share purchase rights certificates that MDU Resources will mail to all eligible holders of common stock. Any preference share purchase rights held by an acquiring person are void and may not be exercised.

     MDU Resources' board of directors may reduce the threshold at which a person or group becomes an acquiring person from 15% to not less than 10% of the outstanding common stock.

     CONSEQUENCES OF A PERSON OR GROUP BECOMING AN ACQUIRING PERSON.

     o FLIP IN. If a person or group becomes an acquiring person, all holders of preference share purchase rights except the acquiring person may, for $125, purchase shares of MDU Resources' common stock with a market value of $250, based on the market price of the common stock prior to such acquisition.

     o FLIP OVER. If MDU Resources is later acquired in a merger or similar transaction after the "preference share purchase rights distribution date," all holders of preference share purchase rights except the acquiring person may, for $125, purchase shares of the acquiring corporation with a market value of $250, based on the market price of the acquiring corporation's stock prior to such merger.

     PREFERENCE SHARE PROVISIONS.

     Each one one-thousandth of a share of Series B preference stock, if issued:

     o    will not be redeemable.

     o will entitle holders to quarterly dividend payments of $.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater.

     o will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater.

     o will have no voting power, except as otherwise provided by Delaware law or MDU Resources' restated certificate of incorporation.

     o will entitle holders to a per share payment equal to the payment made on one share of common stock, if shares of MDU Resources' common stock are exchanged via merger, consolidation, or a similar transaction.

The value of one one-thousandth interest in a share of Series B preference stock should approximate the value of one share of common stock.

     EXPIRATION. The preference share purchase rights will expire on December 31, 2008.

     REDEMPTION. MDU Resources' board of directors may redeem the preference share purchase rights for $.01 per preference share purchase right at any time before any person or group becomes an acquiring person. If the board of directors redeems any preference share purchase rights, it must redeem all of the preference share purchase rights. Once the preference share purchase rights are redeemed, the only right of the holders of preference share purchase rights will be to receive the redemption price of $.01 per preference share purchase right. The redemption price will be adjusted if MDU Resources has a stock split or stock dividends of MDU Resources' common stock.

     EXCHANGE. After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of MDU Resources' outstanding common stock, MDU Resources' board of directors may extinguish the preference share purchase rights by exchanging one share of common stock or an equivalent security for each such preference share purchase right, other than preference share purchase rights held by the acquiring person.

     ANTI-DILUTION PROVISIONS. MDU Resources' board of directors may adjust the purchase price of a share of Series B preference stock, the number of shares of Series B preference stock issuable and the number of outstanding preference shares purchase rights to prevent dilution that may occur from a stock dividend, a stock split, a reclassification of the Series B preference stock or common stock. No adjustments to the exercise price of less than 1% will be made.

     AMENDMENTS. The terms of the rights agreement may be amended by MDU Resources' board of directors without the consent of the holders of the preference share purchase rights. However, the board of directors may not amend the rights agreement to lower the threshold at which a person or group becomes an acquiring person to below 10% of its outstanding common stock. In addition, the board of directors may not cause a person or group to become an acquiring person by lowering this threshold below the percentage interest that such person or group already owns. After a person or group becomes an acquiring person, the board of directors may not amend the agreement in a way that adversely affects holders of the preference share purchase rights.

                              PLAN OF DISTRIBUTION

     MDU Resources may sell the common stock offered by this prospectus in one of four ways: (i) through the solicitation of proposals of underwriters or dealers to purchase the common stock, (ii) through underwriters or dealers on a negotiated basis, (iii) directly to a limited number of purchasers or to a single purchaser or (iv) through agents. The prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the name or names of any underwriters, dealers or agents, the purchase price of the common stock and the net proceeds to MDU Resources from such sale, any underwriting discounts, agents' commissions and other items constituting underwriting compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms. The underwriter or underwriters with respect to a particular underwritten offering of the common stock will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth in the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the common stock will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the common stock being offered if any is purchased. If a dealer is used in the sale, MDU Resources will sell the common stock to the dealer as principal. The dealer may then resell the common stock at varying prices determined at the time of resale.

     The common stock may be sold directly by MDU Resources or through agents designated by MDU Resources from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the common stock and any commissions payable by MDU Resources to that agent. Unless otherwise indicated in the prospectus supplement, that agent will be acting on a reasonable best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement with respect to the common stock, MDU Resources may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the common stock from MDU Resources at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the delayed delivery contracts.

     Agents, underwriters and dealers may be entitled under agreements entered into with MDU Resources to indemnification by MDU Resources against certain civil liabilities, including certain liabilities under the Securities Act of 1933 or to contribution by MDU Resources with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

                                     EXPERTS

     MDU Resources' audited consolidated financial statements incorporated in this prospectus by reference to MDU Resources' Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL OPINIONS

     The validity of the common stock has been passed upon for MDU Resources by Lester H. Loble, II, Esq., General Counsel for MDU Resources, and also by Thelen Reid & Priest LLP, 875 Third Avenue, New York, New York 10022.

                            ------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                                2,100,000 Shares


                            MDU RESOURCES GROUP, INC.


                                  Common Stock



                               ------------------

                              Prospectus Supplement

                                November 19, 2002

                               ------------------





                         Banc of America Securities LLC








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